NYSE ALTERNEXT US LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

January 14, 2009

NYSE Alternext US LLC (the “Exchange” or “NYSE Alternext US”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Oragenics, Inc.

Common Stock, $0.001 Par Value

Commission File Number – 001-32188

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in three out of its four most recent fiscal years.

2.

The Common Stock (the “Common Stock”) of Oragenics, Inc. (the “Company” or “Oragenics”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred losses from continuing operations and net losses as follows:

Years Ended December 31,

Loss from Continuing Operations

Net Loss

2007

$2,339,000

          $2,312,000

2006

$2,962,000

          $2,936,000

2005

$3,264,000

          $3,251,000

2004

$3,125,000

          $3,078,000

Nine Months Ended September 30,

Loss from Continuing Operations

Net Loss

2008

$3,066,000

          $3,025,000

(b)

At September 30, 2008, the Company reported stockholders’ equity of $2,793,000.

3.

In reviewing the eligibility of the Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On April 25, 2007, the Company was notified by the NYSE Alternext US that following a review of its Form 10-KSB for the year ended December 31, 2006, Oragenics was not in compliance with Section 1003(a)(i) of the Company Guide with stockholders’ equity of less than $2 million and losses from continuing operations and net losses in two of its three most recent fiscal years.  In accordance with Section 1009 of the Company Guide, Oragenics was given the opportunity to submit a business plan by May 25, 2007, outlining its plan to regain compliance with the NYSE Alternext US’s continued listing standards.

(b)

On May 24, 2007, Oragenics submitted its plan to regain compliance to the Exchange (the “Plan”).  On July 2, 2007, the Exchange notified Oragenics that it had accepted the Plan and granted the Company an extension until October 27, 2008 to regain compliance with Section 1003(a)(i) of the Company Guide (the “Plan Period”).

(c)

Subsequently, on May 14, 2008 following a review of the Company’s Form 10-KSB for the year ended December 31, 2007 and Form 10-Q for the period ended March 31, 2008, Staff notified the Company that it did not meet an additional continued listing standard of the Exchange as set forth in Part 10 of the Company Guide.  Specifically, Oragenics was not in compliance with Section 1003(a)(ii) of the Company Guide with stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three of its four most recent fiscal years.  The Company was offered the opportunity to provide a revised plan of compliance (the “Revised Plan”) by June 13, 2008 to address how it intended to regain compliance with the applicable continued listing standards by the end of the Plan Period.

(d)

The Company submitted the Revised Plan on June 13, 2008 and by letter dated June 23, 2008 the Exchange accepted the Revised Plan and gave the Company until October 27, 2008 to regain compliance.

(e)

At the end of the Plan Period, October 27, 2008, Oragenics had failed to regain compliance with the NYSE Alternext US continued listing standards.  Consequently, via correspondence dated October 27, 2008 Staff notified Oragenics that it had determined to initiate delisting proceedings against the Company (the “Staff Determination”).  The Exchange’s letter dated October 27, 2008 also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by November 3, 2008.

(f)

On October 30, 2008, the Company requested, pursuant to Sections 1203 and 1009(d) of the Company Guide, an oral hearing to appeal the Staff Determination.  A hearing before the Panel was scheduled for December 4, 2008.

(g)

On December 4, 2008, a hearing, at which the Company’s representatives were present, was conducted before the Panel.  By letter dated December 10, 2008, the Exchange notified Oragenics of the Panel’s decision to deny the Company’s appeal for continued listing of its Securities on the NYSE Alternext US and to authorize delisting proceedings.  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within fifteen days.

(h)

The Company did not appeal the Panel’s decision to the Committee on Securities within the requisite time period or at all and has not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Stanley B. Stein, Chief Executive Officer of Oragenics, Inc.

/s/

Janice O’Neill

Senior Vice President – Corporate Compliance

NYSE Alternext US LLC